EXHIBIT 21.0
Subsidiaries of Registrant
•	2 Quaker Road, Inc., a New York Corporation
•	2 Quaker Road, LLC, a Delaware Limited Liability Company
•	265 Livingston Street Corp., a New Jersey Corporation
•	Barr Distribution Company, a Delaware Corporation
•	Barr Laboratories, Inc., a Delaware Corporation
•	Barr Ventures, LLC. a Delaware Limited Liability Company
•	BMI, Inc., a Delaware Corporation
•	BRL, Inc., a Delaware Corporation
•	Duramed Pharmaceuticals, Inc., a Delaware Corporation
•	Duramed Pharmaceutical Sales Corp., a Delaware Corporation
•	Duramed Research, Inc., a Delaware Corporation
•	Women’s Capital Corp., a Delaware Corporation
•	Copper 380T LLC, a Delaware Limited Liability Company
•	Barr Laboratories Europe B.V.

EX-1